Exhibit 99.2

FINAL TRANSCRIPT

May. 19. 2005 / 2:00PM, TGAL — Q4 2005 Tegal Corporation Earnings Conference Call

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      Conference Call Transcript

      TGAL — Q4 2005 Tegal Corporation Earnings Conference Call

      Event Date/Time: May. 19. 2005 / 2:00PM PTEvent

      Duration: N/A

CORPORATE PARTICIPANTS

      Frank Nagle

      Tegal Corporation — Investor Relations

      Thomas Mika

      Tegal Corporation — President & CEO

      Brad Mattson

      Tegal Corporation — Chairman

CONFERENCE CALL PARTICIPANTS

      INAUDIBLE

      Analyst

      Tom Arapidis

      Friedman Schnaier — Analyst

      David Shaw

      Analyst

      Lee Cohen

      Analyst

      Nick Tishchenko

      Global Crown Capital — Analyst

      PRESENTATION

Operator

        Good day, ladies and gentlemen, and welcome to the fourth quarter and fiscal year 2005 Tegal Corporation conference call. My name is Minosha and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be conducting a question and answer session towards the end of this conference. If at any time during the call you require assistance, please press star followed by a zero and a coordinator will be happy to assist you. I would now like to turn the presentation over to your host for today’s call, Mr. Frank Nagle of Tegal Investor Relations. You may proceed, sir.

      Frank Nagle — Tegal Corporation — Investor Relations

        Thank you. Good afternoon, and welcome to Tegal’s investor conference call for the fourth quarter of fiscal 2005, which ended March 31, 2005. This is Frank Nagle on behalf of Tegal Corporation Investor Relations. A digital recording of this call will be made available one hour after its completion and will be accessible through midnight on Thursday, May 26th, 2005. To access, investors should dial area code 888-286-8010, or area code 617-801-6888 for international callers, and enter the pass code: 49394839. A replay of the teleconference, along with a copy of the Company’s earnings release, will be available on the Company’s website as well.

Before we begin, it is my duty to review with you the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties; including, but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks. Actual operations and financial results may differ materially from Tegal’s expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company’s periodic filings with the Securities & Exchange Commission. And now, I would like to introduce Thomas Mika, President and Chief Executive Officer of Tegal.

      Thomas Mika — Tegal Corporation — President & CEO

        Thank you, Frank. Good afternoon, everyone, and welcome to Tegal Corporation’s investor conference call for the fourth quarter of fiscal 2005. With me today is Brad Mattson, our Executive Chairman, and Christine Hergenrother, our Chief Financial Officer. This call will be somewhat different from those we have had in the recent past. I’m going to shorten the review of this year’s highlights and quarterly performance so that we can cover more of our strategy and plans for the future of the Company.

Following the prepared statements from me and then from Brad, we’ll take your questions. Both Brad and I tend to be candid and straight-forward, so we strongly encourage your questions and look forward to a good Q&A session at the end of the call. Fiscal 2005 proved to be a pivotal year for our Company in several areas. In my view, the most important change during the year has been in our management team. This call is my first opportunity to publicly welcome Brad Mattson as our new Executive Chairman. Brad is a highly regarded executive and entrepreneur in the semiconductor capital equipment industry, and the founder two of successful companies in the industry, Novellus and Mattson Technologies. He is currently a member of the Board of Directors of SEMI, the leading Semiconductor Equipment Industry Association. We are thrilled to have him as our Chairman; and I would like to acknowledge today his positive impact on the Company in the two short months that he has been on board.

About a year ago, we began to recruit new talent into the Company with the intention of changing not only the management organization, but also the eventual direction of the Company. These changes have been quite extensive. Of the top nine executives in the Company today, six are new to Tegal and three, including myself, are new to the positions they currently hold. These appointments have allowed us to take a fresh look at our business and to make positive changes in our approach to sales, customer support, and Research and Development, as well as to strengthen our internal control systems and measures of accountability. The second most significant change is recent and has to do with our vision for the Company, its strategy and business model. Brad will be speaking to these points later in the call. I just want to say that our entire senior management team fully endorses this new, positive direction for the Company. As one who has been associated with Tegal since 1990, I can say that what Brad has brought to us in terms of vision and strategic thinking is exactly what our Company needs to progress to the next level.

Now, to review the past year and quarter. Our shipments during the year included a good mix of advanced, Etch and deposition tools and core Etch systems. Customers are using our systems for the production of non-volatile memories, particularly FE RAM devices for smart cards,and RFID devices, optoelectronic devices incorporated into telecom and consumer products, and several types of MEMS devices, including F-Bars, used in high band width cell phones and other wireless products. We continue to invest in the development of our new products, including Compact NLD and the OnCore 300-millimeter PVD system. While we are responding to customer inquiries by processing wafers, these products are still some away from commercial production.

Our goal for the year is to place beta units of these two systems into customer sites for evaluation. Revenues for the fourth quarter were $3.6 million, a decrease of 42% from $6.2 million for the fourth quarter of 2004, and an increase of 23% from $2.9 million in the third quarter of 2005. For the full fiscal year of 2005, revenues were $14.9 million, a decrease of about 10% from $16.5 million the year before. We recorded a net loss for the fourth quarter of $3.4 million or $0.07 a share compared to a net loss of $1.6 million or $0.06 a share in the comparable year quarter one year ago. Sequentially, our reported loss increased from $2.7 million or $0.06 a share in the third quarter of 2005. For the full year, we reported a net loss of $14.9 million or $0.32 a share, compared to a net loss of $12.6 or $0.56 per share in the prior fiscal year.

The loss for the year included a $1.7 million non-cash one-time expensing of in-process Research and Development related to our acquisition of First Derivative Systems, a $2 million non-cash interest expense related to the conversion of debentures and about $800 in — of increase in inventory reserves. Excluding these non-cash charges, our pro forma non-GAAP loss for the year was $10.5 million. Other non-cash charges contributing to the net loss included $1.9 million, mainly in depreciation. Gross profits for the fourth quarter of fiscal 2005 were 1.1% compared to 43.4% in the same quarter one year ago. The decline in margins in the quarter resulted from a less efficient absorption of overhead costs on lower revenues and the effect of the increase in inventory reserves. For the year ended March 31st, gross profits were 21.9%, versus 28.1% in the prior fiscal year.

Lower overhead absorption and increased inventory reserves negatively impacted gross profits for both years. Operating expenses for the fourth quarter were $3.4 million, an increase of $800,000 from the fourth quarter of fiscal 2004. For the year ended March 31st, total operating expenses were $16.3 million compared to operating expenses of $11.8 million in the prior fiscal year. The non-cash IPR&D charge for fiscal 2005 was $1.7 million while the same charge for fiscal 2004 was $2.2 million. The operating loss in the fourth quarter was $3.4 million compared to an income of $62,000 in the same quarter one year ago. The Company’s operating loss for the full year was $13.1 million, compared to an operating loss of $7.2 million in the prior year.

Cash at the end of the fourth quarter was $7.1 million, up about $100,000 from the same quarter a year ago and up by $1.7 million from the third quarter of this year. While the Company’s notes payable and bank lines of credit declined to $159,000 from $2.4 million year to year, accounts payable increased by $2 million over the same period. The increase in inventories from one year earlier of approximately $1.4 million resulted primarily from the Company’s investment in its OnCore PVD system. Our book-to-bill during the quarter was $800,000, but systems backlog as of today is approximately $3 million.

We completed the drawdown of our structured secondary offering facility with Kingsbridge Capital. We sold approximately 8.5 million shares during the year, raising a total of $10.4 million in equity capital. As of today, our total shares outstanding are 52.9 million. I’ll now turn the call over to Brad Mattson.

      Brad Mattson — Tegal Corporation — Chairman

        Thanks, Tom. First of all, it isn’t standard practice for the Chairman to be involved in a conference call. We know that; and as a result, I may not be on future calls. But we thought this would be a good time to introduce myself to our investors and to share with you my observation about Tegal and its futures. You may know that I’ve been involved in the industry before; and as Tom mentioned, I’ve had a few successes. I’ll briefly describe what I do; and although I don’t like this title, I’ve been most often described as a visionary.

I hate that title because a vision means nothing if you can’t connect it to reality. In a nutshell, what I try to do is figure out how to do something that no one else can do — that’s the technology part — and then make sure it’s also something the customer will pay a lot of money for — that’s the marketing. It sounds simple, but I only know of a few companies that do both. I’m getting a little ahead of myself here, but I’ll say that Tegal, in fact, is really, really good at one thing, but really, really bad at the other. The good news is we can fix that. I’ll say more on that later. Now I’d like to fill you in on how I was connected with Tegal and what my impression has been so far. I have to admit, when I was first contacted about Tegal, my reaction was negative.

I should mention that although I’m mostly known in the CVD and Strip businesses, I’ve had a lot of experience early in my career with Etch. At Applied Materials, I was the product manager for the first Etch product. Our team at Applied introduced the 8100 Hexode, which changed and in fact dominated in the Etch industry for a decade. After I left Applied, I ran the Plasma Etch division of LFE, the company that led the Etch industry before Tegal replaced them in the 1970‘s. For a period of time in the 70‘s, Tegal was the leader in the Etch industry, so I’ve known Tegal from a competitive point of view for a long time. I even considered acquiring them while at Mattson. So my negative reaction came from the following — from following Tegal over the last two decades, while it’s had a track record of almost continuous decline in market share with little or negative profitability.

So obviously, I was skeptical. As a personal favor, though, I agreed to look at it. I have to tell you that I did find several positive surprises. The first positive surprise was the extent of the management change that had taken place and the attitude towards change itself that I saw in the Company. Sometimes people get stuck defending practices of the past. At Tegal, I saw people eager to increase sales and drive the Company to profitability; but more importantly, open to change and ready to make the difficult decisions to improve the financial performance. There was another pleasant surprise on the people side. Several, if not most, of the recent management appointments were people who had worked for me in the past, who I know and trust to do what’s required. So this was all good news.

Management is good, we don’t need big changes to significantly improve the performance of the Company. The second positive surprise was that in addition to management, other important fundamental improvements had already been made. In fact, they had started over a year ago. Last year, the Company started an aggressive program to rebuild its sales capability. After six months, this effort bore through, and Tegal arrested the decline of revenues. Now the prospect list is about four times that of a year ago. This global sales force has not only stabilized the revenue base, but has also laid the groundwork to expand revenues without even introducing new products. And it’s not just sales, but also support.

Tegal has an amazing reputation with its customers. It has a large install base and has been the leader in the industry in customer support, as evidenced by being number one in the VLSI Research surveys. That’s right, Tegal regularly beat out Applied, Novellus, Lam, Varian — all of them — in VLSI’s Annual Customer Satisfaction survey. And last but not least, I was impressed by Tegal’s technology. I always knew Tegal had technical strength, but I had never been on the inside to see all the data. I quickly found several areas where Tegal could excel; and in fact, would be technically strong enough to be a market leader. Tegal has more patents and intellectual property than I had at either Mattson or Novellus when I started them, and even more than either of those companies had after 10 years of operation.

So with all this great stuff, why the decline in market share? Why all the years of negative growth and earnings? I’ll switch gears here and talk about what we’ve been doing wrong in the past and about what we’re going to do about it, what I think the new Tegal is going to look like. First of all, strategy. As I mentioned before, I believe the key to success is to do something that no one else can do. In other words, develop great technology, but make sure it’s also something the customer will pay a lot of money for. It sounds simple, but it’s not. I mentioned earlier, Tegal is really good at one — obviously, the technology side. But it’s really bad at marketing. I’ll give you an example.

As Tegal lost market share in the 80‘s and 90‘s, the Company decided to pursue a merging niche market, rather than compete head-on with Applied and Lam in the mainstream market. The hoped to leapfrog the competition by being designed in on new advanced devices, especially targeting non-volatile memories. The Company executed the strategy well, securing a technically dominant position in several of these markets. Unfortunately, the markets haven’t developed, at least as quickly as we’d like. And as a result, revenue declined even as R&D costs were increased. So Tegal executed the strategy well, it was just the wrong strategy. These are great and exciting markets, but you can’t only look at emerging markets.

You need to couple that with success in an existing market so you can pay the bills. It’s like only trying to hit a grand slam. Usually it’s better to make sure you get some base hits as well. It’s really a matter of managing your risk. When you work only on emerging markets, you’re at the mercy of many factors, many of which you can not influence or control. I’ve always believed the right way to grow a business — with less risk, of course — is to attack a medium to large existing market where the customers have pressing needs with which suppliers are either unwilling or unable to meet. The most winning combination in this business is when you can meet the customers’ critical technical requirements with a solution that has compelling economics as well — high technology with high productivity. It’s something you can build a big company around.

Based on what I have observed at Tegal, I believe that the Company has two such opportunities: One certainly in Nano layer deposition and another possibly in 300 millimeter PVD. These technologies do need significant development work, but offer a lot of promise. The both have the potential to target a existing market with advanced technology and better productivity than the competition. This advantage is what both Novellus and Mattson were built around. So fine. How do we get to there from here? The answer is to fix the marketing problem. We need to apply our great technology to the areas where we get the most bang for our buck. At our size, that also means we can’t try to do everything. Part of the answer is to focus. In pursuing so many niche markets, Tegal has spread itself too thin. We’re not only doing R&D for about eight different markets right now, we’re also doing R&D for our customers as well — and we’re not getting paid for most of it.

So we need to focus our R&D on the areas with the greatest return on investment. As for the large R&D already invested in MRAMs, FeRAMS, PRAMs, decoupling capacitors, MEMS devices, ultra thin wafers, FBAR’s, EUV masks, et cetera. It’s time to harvest these investments. These markets represent significant short-term growth opportunity for sales. They require little additional R&D, yet may see significant rewards as some of these markets materialize. And if we can limit the R&D in these niche areas, we can shift more emphasis to the NLD and PVD areas where we can address much larger markets. Now, I’d like to discuss a little about the strategy on our infrastructure and the impact on our financial model.

First of all, I see Tegal as a technology company, but I don’t think it’s structured as such. Technology is inherently a high value-added function, and a technology company should be highly leveraged and very profitable. Tegal isn’t structured like that; it is doing many things that add no value and carry significant overhead. Comparing it to our customers’ kind of business, Tegal is like a $15 million IDM or integrated device manufacturer, where the critical mass for that kind of company is more like a billion dollars. How does this make sense? And in this analogy, shouldn’t Tegal be more like a fabless semiconductor company instead, taking advantage of it’s fantastic IP? Over the next two years, we need to convert Tegal to be a truly technology company. We must consider such alternatives as outsourcing non value-added activities, the reinstitution of price leadership in the areas where it provides enabling technology, co-marketing with strategic partners, and other well-known, overhead-cutting methods.

Tegal should become a lean, mean, IP machine. As we execute this strategy, the financial model will change significantly. Gross margins should go up; but more importantly, profitability should be maintained even during reasonable downturns in the industry. A final note: I don’t believe in losses. I don’t accept what has been happening in the past where sales goals have not been met and expenses haven’t been reduced, but always slower than the revenues. Part of making Tegal a winner is financial strength, and we’ll be fixing that on both the income statement and the balance sheet. There is just no other way to run a company.

So that covers most of what I have to say. In summary, Tegal has some great opportunities, but we have work to do. We see the next 12 months as kind of a transition year. By driving sales in our traditional niche markets, we should see a significant increase in sales, but we need to also drive to a new financial model where these sales result in a cash flow breakeven. Simultaneously, we must fund the investments in the new products that will drive sales in the following years. I look forward to working with Tom and the management team to execute these plans and help Tegal achieve its objectives. Now I’d like to turn the call back to Tom for some closing remarks.

      Thomas Mika — Tegal Corporation — President & CEO

        Thanks, Brad. I’d like to close with our Company objectives and goals for the fiscal year. Our first priority in the coming months is to drive our revenues to much higher levels. We have a strong prospect list in our areas of strength and much better visibility than we have had in the past as a result of the professional sales force that we have put in action over the past year. We are confident that we can expand revenues significantly in the current fiscal year over last. Second, we must achieve operating breakeven on a cash basis this year so that we can preserve resources to meet our strategic objectives.

We took some steps towards this goal in the fourth quarter and expect to take further actions in the next few months. Third, we must embrace the strategy outlined by our Chairman and begin to change our fundamental business model. We have identified several specific steps that we will take in the coming months and that we will report on during subsequent quarterly conference call. At this point, I will now turn the call over to the operator for questions.

      QUESTION AND ANSWER

Operator

        [OPERATOR INSTRUCTIONS] Please stand by while we compile the list of questions. Your first question comes from the line of [INAUDIBLE]. You may proceed, sir.

      INAUDIBLE Analyst

        Hey guys, just to refresh, I mean, you’ve been, there the new management; and Brad, you’ve been there like a month now, is that right?

      Brad Mattson — Tegal Corporation — Chairman

        I’ve been here — this is Brad. I’ve been here two months.

      INAUDIBLE Analyst

        Two months, okay. Anything — any specifics yet on the you know, in the process of being implemented, or can you talk about specifics going forward and then how much they’ll cost, and then you know, to comment on liquidity and your ability to kind of manage through this from that side?

      Brad Mattson — Tegal Corporation — Chairman

        Want me to handle that, or — ?

      Thomas Mika — Tegal Corporation — President & CEO

      Sure.

      Brad Mattson — Tegal Corporation — Chairman

        I think right now, I’ll tell you, I’ve been working pretty hot and heavy with the management team developing this, but I think it would be early to talk about specifics because some of the fundamental changes we’re talking about are non-trivial, and we really have to not only integrate them into the Company and develop a detailed plan, but the Company is also in the process of doing its budgeting for the fiscal year, and we have to integrate it into that. So I think we can’t really be specific at this time. The general direction I think we kind of’ clearly outlined on the call; and as you might know from some of the things we talked about there, there’s a lot of details in the execution, but I think we can’t talk to them quite yet. Does that cover that?

      INAUDIBLE Analyst

        I guess so.

      Brad Mattson — Tegal Corporation — Chairman

        Sorry we can’t be more specific. I think you’ll hear more in the next conference call. We’ll be more further down the line in execution.

Operator

        Your next question comes from the line of Tom Arapidis of Friedman Schnaier. You may proceed.

      Tom Arapidis — Friedman Schnaier — Analyst

        Yes, just two questions, guys. Question number one: In terms of breaking even, what kind of revenues, rough — just if you can give a rough estimate or a rough goal of what kind of revenues we would need to break even? And question number two: I think you mentioned something about book-to-bill on the call. I didn’t quite catch it. If you could possibly repeat that?

      Thomas Mika — Tegal Corporation — President & CEO

        Yes, Tom. We estimate with our current structure that we would be at cash breakeven in the range of $20 to $25 million a year; and on a quarterly basis, somewhere in the range of you know, $5 to $6 million per quarter. And as far as the book-to-bill was concerned, that was 0.8, so just under 1.

      Tom Arapidis — Friedman Schnaier — Analyst

    Okay.        And for going forward, you would say it’s 0.8?

      Thomas Mika — Tegal Corporation — President & CEO

        No, no, I think we’re — well, what I said was we’ve got a — our current backlog is about $3 million.

      Tom Arapidis — Friedman Schnaier — Analyst

      Okay, okay.

Operator

        As a reminder, ladies and gentlemen, to ask a question, it’s star 1 on your touch-tone telephone. Your next question comes from the line of David Shaw.

      David Shaw Analyst

        Yes, I was wondering, obviously in the past, Tegal decided as of going head-on with LAM and Applied, you know, being a small company, they were better to pursue a niche market. Why do you think Tegal can be successful competing head-on, especially if LAM and Applied can decide to undercut or really fight hard to keep their business and just wait Tegal out?

      Thomas Mika — Tegal Corporation — President & CEO

        I think that — I think that the real key is attacking existing markets where those large competitors are either unable to provide a solution or are unwilling to provide a solution. I think that — I’ll let Brad comment on this as well. When you’re — when you can deliver to a customer both a unique or enabling technology and change their — the economics of production, you can — you can capture market share, and especially if you do that going after, as I said before, those market segments where customers are underserved.

      Brad Mattson — Tegal Corporation — Chairman

        Let me add to that — Tom’s comments. This is Brad. I think there’s two distinct situations: First of all, Tegal didn’t just go to niche markets; Tegal went to emerging niche markets. And if you read between the lines on what the word “emerging” means, they may be non-existent niche markets in some places. In other words, there’s a few R&D tools, but you’re waiting and waiting for those markets to emerge. There are other niches that could be in the size range, instead of like an emerging one where the total available market might only be $10 million a year. There are niches in this business that are clearly like 200 million, 300 million, 400 million markets that are, believe it or not, still too small still for Applied Materials. I think they’re rough number is they’re looking for a billion-dollar marketplace to play the game. So what we’re talking about is still a niche; but for us, that niche could be huge compared to a company like Applied, which is at $6 billion. So when we’re talking about targeting up, we’re not going after like an Applied Materials market segment that’s a billion-dollar business for them.

It might not be a business at all if they haven’t targeted it yet, or it might be, you know, a $50 million business. So some of the thing is when we talk about scaling up, we’re looking at a much larger market for Tegal, but still might be under the radar screen for the other people. We just don’t want to have to wait for markets to be created. We want to go into a market where their customers are already spending tens or hundreds of millions of dollars, and then we can — if we do the job we’ve always done in our technology, we’re going to get our fair share of it. Then there’s another point: If you can really develop the kind of technology Tegal has in the past and combine it with the high productivity like Tom’s just alluded to, then you can compete even against the big guys; and I’ve been able to do that before.

You just can’t look at small advantages. You’re not talking about like 20% better. You have to really target as being twice as good as they are in terms of productivity or through-put. If you have better technology — which believe it or not, Tegal has this, vis-a-vis companies like Applied and LAM — they can do things those guys cannot do. So if you have better technology, you have to find a way to package it in such a way that gives it really significant advantage and through-put. Then you can take them on, but we don’t really want to pick a big fight right now. What we want to do is pick a market where we can take those advantages and try to dominate a smaller segment, but it can’t be a segment with total available market of only $10 million a year.

      David Shaw Analyst

        Okay, great, thank you. Maybe just a follow-up. Without getting too technical — or getting a little technical — can you maybe speak about some of those areas where maybe Tegal could be successful? And also, which are the two areas, PVD and the Nano layer, where you really think Tegal really has the technology that could be superior to anybody out there?

      Brad Mattson — Tegal Corporation — Chairman

        You just picked the two areas. You’re right on those. And let me contrast that in — in the context of how I just responded to the previous question. In the NLD area, we’re talking about a market that does already exist. It’s called something, it’s called the ALD business. It’s a thin, conformal layer market. This market [INAUDIBLE] by research is in the $100 to $200 million range. It is really the perfect market for us; it’s under the radar screen, neither Applied nor Novellus have targeted this market. It’s typically targeted by less strong competitors, and we feel we can compete in that area. That’s the NLD. And we happen to have a very strong intellectual property position in that area.

The second one is a little trickier. Already the PVD technology is very good, the problem is it really is a market where Applied Materials currently has a billion dollar market segment. So that’s a little bit trickier. We have to be very careful about trying to select a niche that we can be strong in without having them, you know, come full force with all they have to target against us. So, I think we have to be pretty strategic in that area.

      David Shaw Analyst

        Great, thank you very much. Look forward to seeing Tegal’s progress in the next three quarters.

      Brad Mattson — Tegal Corporation — Chairman

        Thank you. Very with good question.

Operator

        Your next question comes from the line of Lee Cohen. You may proceed.

      Lee Cohen Analyst

        Yes, hi, and good afternoon. Thank you for taking the call. Question is, to implement the new strategy and direction, will there be cash there that you’ll need to raise? And if so, how will you do that?

      Thomas Mika — Tegal Corporation — President & CEO

        Well, we’re in the middle of, as Brad had indicated, our budgeting process. Fortunately, we actually — looking from Q3 to Q4 of the fiscal year — actually increased our cash. But as for any specific fund-raising efforts, you know, we’re not in a position to make any comment on that.

      Lee Cohen Analyst

    Okay.        Thank you. Good luck for the year ahead.

      Thomas Mika — Tegal Corporation — President & CEO

      Thanks.

Operator

        Your next question comes from the line of Nick Tishchenko of Global Crown Capital. You may proceed.

      Nick Tishchenko — Global Crown Capital — Analyst

        Thank you. Part of my questions were answered already, but I would really appreciate if you could state them clearly once again, if you have already answered them. The first one is, would it be a fair statement that Tegal is done with acquiring new technologies and going to focus on what they have already?

      Thomas Mika — Tegal Corporation — President & CEO

        I think that that is absolutely a fair statement. Over the past two years we’ve — as you know, we’ve acquired one company and two product lines, and we’ve spent a good deal of our time integrating and asimulating those activities, and they have required a significant amount of our capital. But I think we’ve got — we’ve got enough on our plates with about six different product lines; and if anything, I think what we’re going to be trying to do is really focus those onto areas where, as Brad said, we can harvest our prior R&D and then refocus our development activities into the higher priority areas.

      Nick Tishchenko — Global Crown Capital — Analyst

        Thank you. And two more questions, which are related to — as far as I could understand from this conference call, your focus is on Nano layer position and PVD. Does that mean that you’re going to target copper deposition applications?

      Brad Mattson — Tegal Corporation — Chairman

        No, I would say copper is one of those things we think is a mainstream, strategic material, and we don’t want to get into a war between Novellus and Applied Materials and their target markets. That would not be prudent for the size of the company we are. We have to be pretty strategic and clever in how we try to grow that business segment. But we’ll have a focus on PVD, but that is a highly segmented market; there are plenty of areas that are smaller. And quite frankly, there’s areas of that market that neither Applied nor Novellus really want to serve. If it’s too small a segment and takes a little bit of work for them to development technology, they typically don’t want to be in the market. Sometimes they are pulled into the market by their customer. Those are kind of the niches we’ll look for and saying we will serve your market happily. You don’t have to pull us kicking and screaming. And we’re in the process of identifying those market segments.

      Nick Tishchenko — Global Crown Capital — Analyst

        Very good, because the last thing you want to get in fight with these guys. And the last question, related to this product. How long in your estimate it would take to bring the commercial product to the market?

      Thomas Mika — Tegal Corporation — President & CEO

        Well, we’re in the phase of moving these two systems from what I would call Alpha into Beta, and looking for appropriate Beta sites for both of these tools. And those would be typically tier 1 customers who are willing to work with smaller suppliers and who — whose, you know, confidence we can trust. So we’d expect towards the second half of the fiscal year to have identified those and to move those systems into evaluation. So really, we’re not looking, and our business plan does not include, any revenues from those systems in this fiscal year. We would see possibly, you know, depending on the state of the industry going into, say calendar ‘06, our fiscal ‘07, there may be some revenues in that year.

      Nick Tishchenko — Global Crown Capital — Analyst

        Thank you very much. So your focus would be on the large IDMs in North America and Europe and probably in Japan, is that a fair statement?

      Thomas Mika — Tegal Corporation — President & CEO

        I think that would be a fair statement.

      Nick Tishchenko — Global Crown Capital — Analyst

        Thank you very much.

      Thomas Mika — Tegal Corporation — President & CEO

      Okay, thanks, Nick.

Operator

        Gentlemen, you have no further questions at this time. I would like to turn the call over to you for closing remarks.

      Frank Nagle — Tegal Corporation — Investor Relations

        Thank you. Once again, a digital recording will be available one hour after the completion of this conference call, and it will be accessible through midnight on Thursday, May 26th, 2005. To access, investors should dial area code 888-286-8010 or area code 617-801-6888, and enter the pass code: 49394839. A replay of the teleconference, along with a copy of the Company’s earnings release, will be available on the Company’s website at www.tegal.com. This concludes today’s conference call. Thank you for joining us this afternoon.

Operator

        Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Everyone have a great day.